     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 17, 1996

                                            REGISTRATION STATEMENT NO. 333-
           POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 33-50715
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      and
                         POST-EFFECTIVE AMENDMENT NO. 1
                                     under
                           THE SECURITIES ACT OF 1933
                               ------------------
                               DUKE POWER COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            NORTH CAROLINA                          56-0205520
       (STATE OF INCORPORATION)        (I.R.S. EMPLOYER IDENTIFICATION NO.)

                            422 SOUTH CHURCH STREET
                      CHARLOTTE, NORTH CAROLINA 28242-0001
              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

                                  704-594-0887
                        (REGISTRANT'S TELEPHONE NUMBER)
                               ------------------

              RICHARD J. OSBORNE                               JOHN SPUCHES
  SENIOR VICE PRESIDENT AND CHIEF FINANCIAL                  DEWEY BALLANTINE
                    OFFICER                             1301 AVENUE OF THE AMERICAS
           422 SOUTH CHURCH STREET                     NEW YORK, NEW YORK 10019-6092
     CHARLOTTE, NORTH CAROLINA 28242-0001               TELEPHONE NO. 212-259-7700
          TELEPHONE NO. 704-382-5159

         (NAMES, ADDRESSES AND TELEPHONE NUMBERS OF AGENTS FOR SERVICE)
                               ------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                               ------------------
                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------

- ---------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------
                                                                 PROPOSED
                                                                 MAXIMUM
                                                                AGGREGATE       AMOUNT OF
                   TITLE OF EACH CLASS OF                        OFFERING      REGISTRATION
                 SECURITIES TO BE REGISTERED                      PRICE            FEE
- ---------------------------------------------------------------------------------------------
First and Refunding Mortgage Bonds, Medium-Term Notes
  Series.....................................................   $78,000,000*     $26,897
- ---------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
* Estimated solely for the purpose of calculating the registration fee.
                               ------------------
    PURSUANT TO RULE 429 OF THE GENERAL RULES AND REGULATIONS UNDER THE
SECURITIES ACT OF 1933, THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT
IS A COMBINED PROSPECTUS WHICH ALSO RELATES TO REGISTRATION STATEMENT NO. 33-50715, PREVIOUSLY FILED BY THE REGISTRANT ON FORM S-3, AS TO WHICH FIRST AND REFUNDING MORTGAGE BONDS, MEDIUM-TERM NOTES SERIES, HAVING AN AGGREGATE OFFERING PRICE OF $172,000,000 (FOR WHICH A REGISTRATION FEE OF $53,750 WAS PAID) REMAIN UNSOLD. THIS REGISTRATION STATEMENT ALSO CONSTITUTES POST-EFFECTIVE AMENDMENT
NO. 1 WITH RESPECT TO THE REGISTRANT'S REGISTRATION STATEMENT NO. 33-50715 AND SUCH POST-EFFECTIVE AMENDMENT SHALL HEREAFTER BECOME EFFECTIVE CONCURRENTLY WITH THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT IN ACCORDANCE WITH SECTION 8(c) OF THE SECURITIES ACT OF 1933.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus supplement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                             SUBJECT TO COMPLETION
                              DATED APRIL 17, 1996
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED APRIL   , 1996)

                               DUKE POWER COMPANY
                                  $250,000,000

                               MEDIUM-TERM NOTES
                (A SERIES OF FIRST AND REFUNDING MORTGAGE BONDS)
                DUE FROM 9 MONTHS TO 30 YEARS FROM DATE OF ISSUE

     Duke Power Company (the "Company") may offer from time to time up to $250,000,000 aggregate principal amount of its First and Refunding Mortgage Bonds of a series designated as Medium-Term Notes (the "Notes") having maturities from nine months to thirty years and on other terms to be determined at the time or times of sales.

     The Notes will bear interest at fixed or variable rates ("Fixed Rate Notes" and "Floating Rate Notes", respectively). The interest rates on Fixed Rate Notes, the method of determining the interest rates on Floating Rate Notes and other variable terms of the Notes as described herein will be established by the Company from time to time and will be set forth in supplements hereto ("Pricing Supplements"). The interest rates, the methods of determining interest rates and certain other variable terms are subject to change by the Company, but no such change will affect any Note theretofore issued or as to which an offer to purchase has been accepted by the Company. If so specified in the applicable Pricing Supplement, the Notes will be redeemable prior to maturity at the option of the Company upon the terms and conditions specified in such Pricing Supplement. The Notes will be redeemable for the Replacement Fund or upon application of moneys arising from a taking of any of the mortgaged property by eminent domain. The Company has agreed not to apply any cash deposited with the Trustee pursuant to the Replacement Fund to the redemption of the Notes so long as any of the First and Refunding Mortgage Bonds presently outstanding remain outstanding. See "Description of the Bonds -- Replacement Fund" in the accompanying Prospectus. The Notes will be issued in denominations of $100,000 or any amount in excess thereof which is an integral multiple of $1,000. See "Description of the Notes".

     Payment of the principal of and interest on the Notes will be secured by the lien of the Mortgage described herein and in the accompanying Prospectus.

     Interest on each Fixed Rate Note will accrue from its date of issue and will be payable semiannually on each April 1 and October 1 and at maturity or earlier redemption, as the case may be. The interest rate on Floating Rate Notes will be determined by reference to the "Commercial Paper Rate", "LIBOR", the "Treasury Rate", the "CD Rate" or other interest rate formula as specified in the applicable Pricing Supplement, and may be adjusted by a "Spread" or "Spread Multiplier", as defined herein. Interest on each Floating Rate Note will accrue from its date of issue and will be payable as set forth in the applicable Pricing Supplement and at maturity or earlier redemption, as the case may be.

     The Notes will be issued in fully registered certificated or book-entry form. Interests in Notes in book-entry form will be shown on, and transfers thereof will be effected only through, records maintained by The Depository Trust Company, as Depository, and its participants. Owners of interests in Notes issued in book-entry form will be entitled to physical delivery of Notes in certificated form equal in principal amount to their respective interests only under the limited circumstances described herein.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
        PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------
- --------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------------------------
                                 PRICE TO                 AGENTS'                    PROCEEDS TO
                                 PUBLIC(1)             COMMISSIONS(2)               COMPANY(2)(3)
- ----------------------------------------------------------------------------------------------------------
Per Note..................         100%                 .125%-.750%                99.875%-99.250%
- ----------------------------------------------------------------------------------------------------------
Total.....................     $250,000,000         $312,500-$1,875,000       $249,687,500-$248,125,000

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(1) Unless otherwise specified in the applicable Pricing Supplement, the Notes will be issued at 100% of their principal amount.
(2) The Company will pay to Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated (collectively, the "Agents") a commission ranging from .125% to .750% of the principal amount of each Note sold through such Agent, depending upon the maturity of the Note sold, and may sell Notes to either Agent, as principal, at a discount for resale to investors or other purchasers at varying prices related to prevailing market prices at the time or times of resale or otherwise as determined by such Agent. The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").
(3) Before deducting expenses payable by the Company estimated at $170,000.
                            ------------------------

     Offers to purchase the Notes will be solicited on behalf of the Company from time to time by the Agents, who have agreed to use their best efforts to solicit offers to purchase the Notes. The Company reserves the right to sell Notes directly to investors on its own behalf in those jurisdictions where it is authorized to do so. The Agents may also purchase Notes on their own behalf. The Notes are not listed on any securities exchange, and there can be no assurance that any of the Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market therefor. The Company or the Agents may reject, in whole or in part, any offer for a purchase of Notes. No termination date for the offering of the Notes has been established. See "Plan of Distribution" in this Prospectus Supplement.
                            ------------------------
MERRILL LYNCH & CO.                                         MORGAN STANLEY & CO.
                                                               INCORPORATED
                            ------------------------

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS APRIL   , 1996.

                            DESCRIPTION OF THE NOTES

GENERAL

     The Notes will be issued as part of a series of First and Refunding Mortgage Bonds (the "Bonds") under the Mortgage, which is more fully described in the accompanying Prospectus. As of December 31, 1995, $631,000,000 principal amount of Bonds of such series was outstanding. The following summaries of certain provisions of the Mortgage do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Mortgage, including the definitions therein of certain terms. The terms and conditions set forth below will apply to each Note unless otherwise specified in the applicable Pricing Supplement.

     The Mortgage creates a continuing lien to secure the payment of principal of, and interest on, the Notes issued and to be issued thereunder. The Notes rank pari passu with all other Bonds issued pursuant to the Mortgage and from time to time outstanding.

     The Notes will be offered on a continuing basis and will mature on any day from 9 months to 30 years from the date of issue, as selected by the purchaser and agreed to by the Company. Each Note will bear interest at either (a) a fixed rate (a "Fixed Rate Note") or (b) a floating rate (a "Floating Rate Note") determined by reference to a Base Rate (as hereinafter defined), which may be adjusted by a Spread or Spread Multiplier (as hereinafter defined).

     The Notes will be issued only in fully registered certificated or book-entry form without coupons and in denominations of $100,000 or any amount in excess thereof which is an integral multiple of $1,000. No charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any stamp tax or other governmental charge that may be imposed in connection therewith. In the case of Notes issued in book-entry form, all references herein to the "holder" of such Notes are to The Depository Trust Company or its nominee and not to the owner of a beneficial interest in such book-entry Notes. See "Book-Entry Notes" below.

     Principal and interest will be payable, the transfer of the Notes will be registrable, and Notes will be exchangeable for Notes bearing identical terms and provisions at the office or agency of the Company in The City of New York designated for such purpose; provided, however, that payment of interest, other than interest at maturity (or on any date of redemption if a Note is redeemed prior to maturity), may be made at the option of the Company by check mailed to the address of the person in whose name the applicable Note is registered at the close of business on the Regular Record Date (as hereinafter defined) as shown on the bond register maintained by Chemical Bank (the "Trustee"); provided, however, that a registered holder of $10,000,000 or more in aggregate principal amount of Notes having the same Interest Payment Date shall be entitled to receive payments of interest by wire transfer of immediately available funds if appropriate wire transfer instructions have been received by the Trustee not less than sixteen days prior to the applicable Interest Payment Date. Interest will be payable on each date specified in the Note on which an installment of interest is due and payable (each, an "Interest Payment Date") and at maturity (or, if applicable, upon redemption). If the original issue date of a Note is between the Regular Record Date and the Interest Payment Date, the initial interest payment will be made on the Interest Payment Date following the next succeeding Regular Record Date to the registered holder on such next succeeding Regular Record Date.

     The principal and interest payable at maturity (or, if applicable, upon redemption) on each Note will be paid upon maturity (or, if applicable, upon redemption) in immediately available funds against presentation of the Note at the corporate trust office of the Trustee located at 450 W. 33rd Street, New York, New York 10001. Interest payable at maturity (or, if applicable, upon redemption) will be payable to the person to whom the principal of the Note shall be paid.

     Interest payments shall be made in the amount of interest accrued from, and including, the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from, and including, the date of issue, if no interest has been paid with respect to such Note) to, but excluding, the Interest Payment Date or the maturity date or date of redemption, as the case may be (each, an "Interest Accrual Period"). However, in the case of Floating Rate Notes on which the interest rate is reset daily or weekly, the interest payments shall include interest accrued only through, and including, the Regular Record

Date next preceding the applicable Interest Payment Date, except that the interest payment on the maturity date or date of redemption will include interest accrued to, but excluding, such maturity or redemption date.

     The Notes will be subject to redemption by the Company on and after the initial redemption date, if any, fixed at the time of sale and set forth in the applicable Pricing Supplement (the "Initial Redemption Date"). If no Initial Redemption Date is indicated with respect to a Note, such Note will not be redeemable (otherwise than for the Replacement Fund or upon application of certain moneys included in the trust estate) (see "Description of the Bonds--Replacement Fund" in the Prospectus) at the option of the Company prior to maturity. On and after the Initial Redemption Date with respect to any Note, such Note will be redeemable in whole or in part in increments of $1,000 (provided that any remaining principal amount of such Note shall be at least $100,000) at the option of the Company at a Redemption Price (as hereinafter defined), determined in accordance with the following paragraph, together with interest thereon payable to the date of redemption, on notice given not more than 60 nor less than 30 days prior to the date of redemption.

     The "Redemption Price" for each Note subject to redemption at the option of the Company shall initially be equal to a certain percentage (the "Initial Redemption Percentage") of the principal amount of such Note to be redeemed and shall decline at each anniversary of the Initial Redemption Date with respect to such Note by a percentage (the "Annual Redemption Percentage Reduction"), if any, of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount. The Initial Redemption Percentage and any Annual Redemption Percentage Reduction with respect to each Note subject to redemption at the option of the Company prior to maturity will be fixed at the time of sale and set forth in the applicable Pricing Supplement.

     "Business Day" means any day other than a Saturday, Sunday, legal holiday or other day on which banking institutions in The City of New York (and, with respect to LIBOR Notes, the City of London) are required or authorized by law or executive order to close. "London Banking Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

FIXED RATE NOTES

     Each Fixed Rate Note will bear interest from the date of issue at the rate per annum stated on the face thereof until the principal amount thereof is paid or made available for payment. Interest on Fixed Rate Notes will be payable semiannually on each April 1 and October 1 and at maturity (or, if applicable, upon redemption). The "Regular Record Date" for Fixed Rate Notes will be the March 15 or September 15 next preceding the relevant Interest Payment Date. Interest on the Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months. If any Interest Payment Date or the maturity date (or any date of redemption) on a Fixed Rate Note falls on a day that is not a Business Day, the required payment due thereon shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or the maturity date (or any date of redemption), as the case may be.

FLOATING RATE NOTES

     Interest on Floating Rate Notes will be determined by reference to a "Base Rate", which shall be the "Commercial Paper Rate" ("Commercial Paper Rate Notes"), "LIBOR" ("LIBOR Notes"), the "Treasury Rate" ("Treasury Rate Notes"), or the "CD Rate" ("CD Rate Notes"), each as defined below, or such other interest rate formula specified in the applicable Pricing Supplement based upon the Index Maturity and adjusted by a Spread or Spread Multiplier, if any, as specified in the applicable Pricing Supplement. The "Index Maturity" is the period to maturity of the instrument or obligation from which the Base Rate is calculated. The "Spread" is the number of basis points above or below the Base Rate applicable to such Floating Rate Note, and the "Spread Multiplier" is the percentage of the Base Rate applicable to the interest rate for such Floating Rate Note. The Spread, Spread Multiplier, Index Maturity and other variable terms of the Floating Rate Notes are subject to change by the Company from time to time, but no such change will affect any Floating Rate Note theretofore issued or as to which an offer to purchase has been accepted by the Company.

     The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually, as specified in the applicable Pricing Supplement. The "Interest Reset Date" will be, in the case of Floating Rate Notes which reset (a) daily, each day; (b) weekly, the Wednesday of each week (with the exception of weekly reset Treasury Rate Notes which reset the Tuesday of each week, except as specified below); (c) monthly, the third Wednesday of each month; (d) quarterly, the third Wednesday of March, June, September and December; (e) semiannually, the third Wednesday of the two months specified in the applicable Pricing Supplement; and (f) annually, the third Wednesday of the month specified in the applicable Pricing Supplement. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next succeeding day that is a Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the next preceding Business Day.

     The interest rate applicable to each Interest Accrual Period commencing on an Interest Reset Date will be the rate determined as of the "Interest Determination Date" and will be calculated either on such Interest Determination Date or on or prior to the applicable Calculation Date (as hereinafter defined). The Interest Determination Date with respect to the Commercial Paper Rate Notes and CD Rate Notes will be the second Business Day preceding the Interest Reset Date. The Interest Determination Date with respect to LIBOR Notes will be the second London Banking Day preceding the Interest Reset Date. The Interest Determination Date with respect to the Treasury Rate Notes will be the day of the week in which the Interest Reset Date falls on which Treasury bills normally would be auctioned; provided, however, that if as a result of a legal holiday an auction is held on the Friday of the week preceding the Interest Reset Date, the related Interest Determination Date shall be such preceding Friday; and provided, further, that if an auction shall fall on any day that would otherwise be an Interest Reset Date then the Interest Reset Date shall instead be the first Business Day following such auction.

     A Floating Rate Note may also have either or both of the following: (i) a maximum limit ("Maximum Interest Rate"), or ceiling, on the rate of interest which may accrue during any Interest Accrual Period; and (ii) a minimum limit ("Minimum Interest Rate"), or floor, on the rate of interest which may accrue during any Interest Accrual Period. In addition to any Maximum Interest Rate which may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under present New York law, the maximum rate of interest, subject to certain exceptions, for an amount of less than $250,000 is 16% per annum and for an amount of $250,000 or more, but less than $2,500,000, is 25% per annum on a simple interest basis. These limits do not apply to investors who purchase $2,500,000 or more of Floating Rate Notes.

     The applicable Pricing Supplement will specify each variable term with respect to each Floating Rate Note, including the following: Initial Interest Rate, Interest Reset Dates, Interest Payment Dates, Index Maturity, Maturity, Maximum Interest Rate and Minimum Interest Rate, if any, the Spread or Spread Multiplier, if any, and terms of redemption, if any.

     Each Floating Rate Note will bear interest from the date of issue at the rates determined as described below until the principal thereof is paid or otherwise made available for payment. Except as provided below, interest will be payable, in the case of Floating Rate Notes which reset (a) daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year; (b) quarterly, on the third Wednesday of March, June, September and December of each year; (c) semiannually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; (d) annually, on the third Wednesday of the month specified in the applicable Pricing Supplement; and, in each case, at maturity or earlier redemption, as the case may be.

     If any Interest Payment Date (other than at maturity or earlier redemption) for any Floating Rate Note would fall on a day that is not a Business Day with respect to such Note, such Interest Payment Date will be the following day that is a Business Day with respect to such Note, except that, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding day that is a Business Day with respect to such LIBOR Note. If the maturity date or date of redemption of any Floating Rate Note would fall on a day that is not a Business Day, the payment of interest and principal (and premium, if any) shall be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after the maturity date or date of redemption, as the case may be.

     The "Regular Record Date" with respect to Floating Rate Notes will be the date 15 calendar days (whether or not a Business Day) prior to the applicable Interest Payment Date.

     With respect to a Floating Rate Note, accrued interest is calculated by multiplying the face amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day from the date of issue, or from the last date to which interest has been paid, to the date for which accrued interest is being calculated. The interest factor for each such day is computed by dividing the interest rate applicable to such day by 360 in the case of Commercial Paper Rate Notes, LIBOR Notes and CD Rate Notes or by the actual number of days in the year in the case of Treasury Rate Notes.

     All percentages resulting from any calculation on Floating Rate Notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upward).

     Unless otherwise provided for in the applicable Pricing Supplement, Chemical Bank will be the "Calculation Agent". Upon the request of the registered holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next Interest Reset Date with respect to such Floating Rate Note. The Company, or the Calculation Agent, will notify the Trustee of each determination of the interest rate applicable to any such Floating Rate Note promptly after such determination is made. The "Calculation Date", where applicable, pertaining to any Interest Determination Date will be the tenth calendar day after such Interest Determination Date, or, if any such day is not a Business Day, the next succeeding Business Day.

     The interest rate in effect with respect to a Floating Rate Note from the date of issue to the first Interest Reset Date (the "Initial Interest Rate") will be specified in the applicable Pricing Supplement. The interest rate for each subsequent Interest Reset Date will be determined by the Calculation Agent as follows:

     Commercial Paper Rate Notes. Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread or Spread Multiplier, if any) specified in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Commercial Paper Rate Note (a "Commercial Paper Rate Interest Determination Date"), the Money Market Yield (as defined below) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement, as such rate shall be published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication ("H.15(519)"), under the heading "Commercial Paper". In the event that such rate is not published prior to 3:00 P.M., New York City time, on the Calculation Date pertaining to such Commercial Paper Rate Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield on such Commercial Paper Rate Interest Determination Date of the rate for commercial paper of the specified Index Maturity as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" ("Composite Quotations") under the heading "Commercial Paper". If by 3:00 P.M., New York City time, on such Calculation Date such rate is not published in either H.15(519) or Composite Quotations, then the Commercial Paper Rate for such Commercial Paper Rate Interest Determination Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 A.M., New York City time, on such Commercial Paper Rate Interest Determination Date of three leading dealers of commercial paper in The City of New York selected by the

Calculation Agent for commercial paper of the specified Index Maturity placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the Commercial Paper Rate will be the Commercial Paper Rate in effect on such Commercial Paper Rate Interest Determination Date.

     "Money Market Yield" shall be a yield (expressed as a percentage rounded to the nearest one hundred-thousandth of a percent, with five one-millionths of a percent rounded upward) calculated in accordance with the following formula:

                               D x 360
         Money Market Yield =  --------------  x 100
                               360-(D x M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

     Unless otherwise indicated in the applicable Pricing Supplement, the interest rate determined with respect to a Commercial Paper Rate Interest Determination Date will become effective on and as of the next succeeding Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate and the interest rate in effect for the ten days immediately prior to the maturity date (or any date of redemption) will be that in effect on the tenth day preceding such maturity date (or any date of redemption).

     LIBOR Notes. LIBOR Notes will bear interest at the interest rates (calculated with reference to LIBOR and the Spread or Spread Multiplier, if any) specified in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, LIBOR with respect to any Interest Determination Date relating to a LIBOR Note (a "LIBOR Interest Determination Date") will be the rate determined on the basis of the offered rates for deposits (in United States dollars for the period of the Index Maturity specified in the applicable Pricing Supplement), commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date, which appear as of 11:00 A.M., London time, on the Reuters Screen LIBO Page on the Reuters Monitor Money Rates Service on the LIBOR Interest Determination Date. If at least two such offered rates appear on the Reuters Screen LIBO Page, LIBOR for such LIBOR Interest Determination Date will be the arithmetic mean (rounded, if necessary, to the nearest one hundred-thousandth of a percent) of such offered rates as determined by the Calculation Agent. If fewer than two such offered rates appear, the Calculation Agent shall request the principal London office of four major banks in the London interbank market selected by the Calculation Agent to provide the Calculation Agent with a quotation of their offered rates for deposits (in United States dollars for the period of the applicable Index Maturity and in a principal amount equal to an amount that is representative for a single transaction in such market at such time) at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date. If at least two such quotations are provided, LIBOR for such LIBOR Interest Determination Date will equal the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR for such LIBOR Interest Determination Date will equal the arithmetic mean of the rates quoted by three major banks in The City of New York, as selected by the Calculation Agent, at approximately 11:00 A.M., New York City time, on such LIBOR Interest Determination Date for loans to leading European banks (in United States dollars for the period of the applicable Index Maturity and in a principal amount equal to an amount that is representative for a single transaction in such market at such time) commencing on the second London Banking Day following such LIBOR Interest Determination Date; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as set forth above, LIBOR will be LIBOR in effect on such LIBOR Interest Determination Date.

     Unless otherwise indicated in the applicable Pricing Supplement, the interest rate determined with respect to a LIBOR Interest Determination Date will become effective on and as of the next succeeding

Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate and the interest rate in effect for the ten days immediately prior to the maturity date (or any date of redemption) will be that in effect on the tenth day preceding such maturity date (or any date of redemption).

     Treasury Rate Notes. Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread or Spread Multiplier, if any) specified in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Determination Date relating to a Treasury Rate Note (a "Treasury Rate Interest Determination Date"), the rate applicable to the most recent auction of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable Pricing Supplement, as such rate is published in H.15(519) under the heading "Treasury bills-auction average (investment)" or, if not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Treasury Rate Interest Determination Date, the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. Treasury bills are usually sold at auction on Monday of each week unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. In the event that the results of the auction of Treasury bills having the specified Index Maturity are not reported as provided by 3:00 P.M., New York City time, on such Calculation Date, or if no such auction is held in a particular week, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent, for the issue of Treasury bills with a remaining maturity closest to the applicable Index Maturity; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the Treasury Rate will be the Treasury Rate in effect on such Treasury Rate Interest Determination Date.

     Unless otherwise indicated in the applicable Pricing Supplement, the interest rate determined with respect to a Treasury Rate Interest Determination Date will become effective on and as of the next succeeding Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate and for the ten days immediately prior to the maturity date (or any date of redemption) will be that in effect on the tenth day preceding such maturity date (or any date of redemption).

     CD Rate Notes. CD Rate Notes will bear interest at the interest rates (calculated with reference to the CD Rate and the Spread or Spread Multiplier, if any) specified in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date relating to a CD Rate Note (a "CD Rate Interest Determination Date"), the rate on such date for negotiable certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "CDs (Secondary Market)", or, if not so published by 3:00 P.M., New York City time, on or prior to the Calculation Date pertaining to such CD Rate Interest Determination Date, the CD Rate will be the rate on such CD Rate Interest Determination Date for negotiable certificates of deposit of the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Certificates of Deposit". If such rate is not yet published in either H.15(519) or the Composite Quotations by 3:00 P.M., New York City time, on the Calculation Date, then the CD Rate on such CD Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such CD Rate Interest Determination Date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money center banks of the highest credit standing in the market for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity designated in the Pricing Supplement in denominations of $5,000,000; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the CD Rate will be the CD Rate in effect on such CD Rate Interest Determination Date.

     Unless otherwise indicated in the applicable Pricing Supplement, the interest rate determined with respect to a CD Rate Interest Determination Date will become effective on and as of the next succeeding Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate and the interest rate in effect for the ten days immediately prior to the maturity date (or any date of redemption) will be that in effect on the tenth day preceding such maturity date (or any date of redemption).

BOOK-ENTRY NOTES

     The Notes may be issued in whole or in part in book-entry form ("Book-Entry Notes"). Upon issuance, all such Book-Entry Notes having identical terms and provisions will be represented by a single global security (each, a "Global Note"). Unless otherwise specified in the applicable Pricing Supplement, the Global Note representing such Book-Entry Notes will be deposited with, or on behalf of, The Depository Trust Company (the "Depository"), and registered in the name of a nominee of the Depository. Except as set forth below, a Global Note may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or any nominee to a successor of the Depository or a nominee of such successor.

     The Depository has advised the Company and the Agents that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depository was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depository. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depository only through participants.

     Upon the issuance of Book-Entry Notes by the Company represented by a Global Note, the Depository will credit, on its book-entry registration and transfer system, the respective principal amounts of the Book-Entry Notes represented by such Global Note to the accounts of participants. The accounts to be credited shall be designated by the Agent through or by which such Book-Entry Notes are sold. Ownership of beneficial interests in a Global Note will be limited to participants or persons that may hold interests through participants. In addition, ownership of interests in a Global Note will be shown on, and the transfer thereof will be effected only through, records maintained by the Depository, or by participants or persons that may hold such interests through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note.

     So long as the Depository, or its nominee, is the registered owner of a Global Note, the Depository or its nominee, as the case may be, will be considered the sole owner or holder of the Book-Entry Notes represented by such Global Note for all purposes under the Mortgage. Except as provided below, owners of beneficial interests in a Global Note representing Book-Entry Notes will not be entitled to have such Book-Entry Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in certificated form and will not be considered the owners or holders thereof under the Mortgage. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the Depository and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the Mortgage or such Global Note. The Company understands that, under existing industry practice, in the event that the Company requests any action of holders of Book-Entry Notes or an owner of a beneficial interest in a Global Note desires to take any action that the Depository, as the holder of such Global Note, is entitled to take, the Depository would authorize the participants to take such action and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Principal and interest payments on the Book-Entry Notes represented by one or more Global Notes will be made by the Company through the Trustee to the Depository, or its nominee, as the case may be, as the registered owner of such Global Note or Notes. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. The Company expects that the Depository, upon receipt of any payment of principal or interest in respect of a Global Note, will credit immediately the accounts of the related participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in such Global Note as shown on the records of the Depository. The Company also expects that payments by participants to owners of beneficial interests in a Global Note will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

     If the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue Notes in certificated form in exchange for the Global Notes representing Book-Entry Notes. In addition, the Company may at any time determine not to have Book-Entry Notes represented by one or more Global Notes and, in such event, will issue Notes in certificated form in exchange for the Global Note or Notes representing such Book-Entry Notes. In any such instance, an owner of a beneficial interest in any Global Note will be entitled to physical delivery of Notes in certificated form which are equal in principal amount to such beneficial interest and to have such Notes registered in its name. Such Notes so issued will be issued in registered form only without coupons and in denominations of $100,000 and integral multiples of $1,000 in excess thereof.

                              PLAN OF DISTRIBUTION

     The Notes are being offered on a continuing basis for sale by the Company through the Agents, who have agreed to use their best efforts to solicit offers to purchase the Notes. The Company reserves the right to sell Notes directly to investors on its own behalf in those jurisdictions where it is authorized to do so. The Company will pay an Agent a commission ranging from .125% to .750% of the principal amount of each Note sold through such Agent, depending upon the maturity of such Note. In addition, the Agents may offer the Notes they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount and such discount allowed to any dealer will not be in excess of the discount to be received by such Agent from the Company. Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Note of identical maturity, and may be resold by the Agent to investors and other purchasers from time to time in one or more transactions, including negotiated transactions, at varying prices determined by such Agent at the time of resale or, if specified in the applicable Pricing Supplement, at a fixed public offering price, or may be resold to certain dealers as described above. After the initial public offering of Notes to be resold to investors and other purchasers, the public offering price (in the case of Notes to be resold on a fixed public offering price basis), concession and discount may be changed.

     The Company reserves the right to withdraw, cancel, suspend or modify the offering of the Notes at any time without notice and may reject any offer for the purchase of Notes from the Company in whole or in part.

Each Agent shall have the right, exercisable in its reasonable discretion, to reject any proposed purchase of Notes in whole or in part.

     The Notes have no established trading market. The Agents have informed the Company that they intend to make a market in the Notes, but are under no obligation to do so, and either Agent or both Agents may cease making a market in the Notes at any time. Therefore, no assurance can be given that a trading market for the Notes will exist in the future. The Notes will not be listed for trading on any securities exchange.

     The Agents may be deemed to be "underwriters" within the meaning of the Securities Act. The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                              DATED APRIL 17, 1996

PROSPECTUS

                               DUKE POWER COMPANY

                                  $250,000,000

                               MEDIUM-TERM NOTES
                (A SERIES OF FIRST AND REFUNDING MORTGAGE BONDS)

     Duke Power Company (the "Company"), directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may from time to time offer up to $250 million aggregate principal amount of First and Refunding Mortgage Bonds, Medium-Term Notes Series (the "Notes") on terms to be determined at the time or times of sale.

     When particular Notes are offered (the "Offered Notes"), a supplement to this Prospectus will be delivered (each, a "Prospectus Supplement") together with this Prospectus setting forth the terms of the Offered Notes, including, where applicable, the aggregate principal amount of the issue, purchase price, maturity, interest rate or rates (which may be either fixed or variable) and time of payment of interest, redemption terms, if any, the agents, dealers or underwriters, if any, and any other terms in connection with the offering and sale of the Offered Notes.

     If an agent of the Company or a dealer or an underwriter is involved in the sale of the Offered Notes, the agent's commission or dealer's or underwriter's discount will be set forth in, or may be calculated from, the Prospectus Supplement. The net proceeds to the Company from such sale will be the purchase price of the Offered Notes less such commission in the case of an agent, the purchase price of the Offered Notes in the case of a dealer or the public offering price less such discount in the case of an underwriter, and less, in each case, the other attributable issuance expenses. The net proceeds to the Company from the sale of the Offered Notes will be set forth in the Prospectus Supplement. See "Plan of Distribution" for possible indemnification arrangements for any agents, dealers or underwriters.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
       THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

                 THE DATE OF THIS PROSPECTUS IS APRIL   , 1996.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files periodic and current reports and other information with the Securities and Exchange Commission (the "Commission"). Information concerning directors and officers, their remuneration, the principal holders of securities of the Company and any material interest of such persons in transactions with the Company, as of particular dates, is disclosed in proxy statements distributed to shareholders of the Company and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C., 500 West Madison Street, Chicago, Ill. and Seven World Trade Center, New York, N.Y. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, reports, proxy statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, Inc., where certain securities of the Company are listed.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following document filed by the Company with the Commission is incorporated herein by reference:

     - Annual report on Form 10-K for the year ended December 31, 1995.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be made a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, UPON ORAL OR WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE THEREIN. REQUESTS FOR COPIES OF SUCH DOCUMENTS SHOULD BE ADDRESSED TO INVESTOR RELATIONS DEPARTMENT, DUKE POWER COMPANY, P.O. BOX 1005, CHARLOTTE, NORTH CAROLINA 28201-1005 (TELEPHONE NO. 704-382-3853 OR 800-488-3853 (TOLL-FREE)).

                                  THE COMPANY

     The Company is primarily engaged in the generation, transmission, distribution and sale of electric energy in the central portion of North Carolina and the western portion of South Carolina, comprising the area in both States known as the Piedmont Carolinas. Its service area, approximately two-thirds of which lies in North Carolina, covers about 20,000 square miles with an estimated population of 5,000,000 and includes a number of cities, of which the largest are Charlotte, Greensboro, Winston-Salem and Durham in North Carolina and Greenville and Spartanburg in South Carolina. The Company supplies electric service directly to approximately 1,800,000 residential, commercial and industrial customers in more than 200 cities, towns and unincorporated communities. Electricity is sold at wholesale to incorporated municipalities and to several public and private utilities. In addition, sales are made through contractual arrangements to former wholesale municipal or cooperative customers of the Company who had purchased portions of the Catawba Nuclear Station. The Company's wholly-owned subsidiary, Nantahala Power and Light Company, supplies electric service directly to approximately 53,000 mostly residential customers in five counties in western North Carolina. The Company is also engaged in a variety of diversified operations, most of which are organized in separate subsidiaries, through the Associated Enterprises Group (AEG).

     During 1995, the Company's operating revenues, including those of AEG, were $4.7 billion. The Company's executive offices are located in the Power Building, 422 South Church Street, Charlotte, North Carolina 28242-0001 (Telephone No. 704-594-0887).

                             RECENT FINANCIAL DATA

                (IN THOUSANDS OF DOLLARS EXCEPT PER SHARE DATA)

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1995          1994
                                                              ----------    ----------
        RESULTS OF OPERATIONS:
          Electric Revenues................................   $4,422,438    $4,279,329
          Net Income.......................................      714,538       638,876
          Earnings for Common Stock........................      665,635       589,152
          Earnings Per Share of Common Stock...............        $3.25         $2.88

                                                                AS OF
                                                            DECEMBER 31,
                                                                1995            %
                                                            -------------      ---
        CAPITAL STRUCTURE:
          Long-Term Debt...................................  $ 3,711,405        40
          Preferred Stocks.................................      684,000         8
          Common Equity....................................    4,785,184        52
                                                            -------------      ---
                  Total Capitalization.....................  $ 9,180,589       100
                                                            =============      ===
          Current Maturities of Long-Term Debt and
             Preferred Stocks and Short-Term Debt..........  $   167,371

     The foregoing information has been selected from or is based upon the detailed information and financial statements incorporated by reference in this Prospectus and is qualified in its entirety by reference thereto and should be read together therewith.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                 YEAR ENDED DECEMBER 31,
                                                   ----------------------------------------------------
                                                     1995       1994       1993       1992       1991
                                                   --------   --------   --------   --------   --------
    Ratio of Earnings to Fixed Charges...........    4.94       4.72       4.68       3.49       3.83

     For purposes of this ratio (i) earnings consist of income from continuing operations before income taxes and fixed charges and (ii) fixed charges consist of all interest deductions and the interest component of rentals.

                                USE OF PROCEEDS

     The net proceeds from the sale of the Notes will be used for (a) financing the construction of additions to the Company's electric plant facilities and the acquisition of nuclear fuel, (b) redeeming from time to time the Company's presently outstanding securities when such transactions will result in an overall cost savings to the Company and (c) refunding maturing securities.

                            DESCRIPTION OF THE BONDS

     The Notes will be issued as First and Refunding Mortgage Bonds (the "Bonds") of the Medium-Term Notes Series under a First and Refunding Mortgage, dated as of December 1, 1927 (the "Indenture"), from the Company to Chemical Bank, as successor Trustee (the "Trustee") to Morgan Guaranty Trust Company of New York, as supplemented and amended. The Indenture, as heretofore supplemented and amended, is hereinafter called the "Mortgage". The statements under this heading are subject to the detailed provisions of the Mortgage. They are summaries which make use of terms defined in the Mortgage but do not purport to be complete.

     Reference is made to the Prospectus Supplement for the following terms of the Offered Notes (among others): (i) the percentage or percentages of their principal amount at which such Offered Notes will be issued; (ii) the date or dates on which the Offered Notes will mature; (iii) the denominations in which the Offered Notes are authorized to be issued; and (iv) any other terms or provisions relating to such Offered Notes which are not inconsistent with the provisions of the Mortgage.

FORM AND EXCHANGES

     Unless otherwise specified in the Prospectus Supplement, the Offered Notes will be issuable in registered form without coupons. Offered Notes will be exchangeable without charge, other than for applicable stamp taxes or other governmental charges, for other Offered Notes of the same or different authorized denominations, in each case for a like aggregate principal amount of Offered Notes having the same issue date with identical terms and provisions, unless otherwise specified in the Prospectus Supplement. Offered Notes may be transferred without charge, other than for applicable stamp taxes or other governmental charges, unless otherwise specified in the Prospectus Supplement. Reference is made to the Prospectus Supplement for additional requirements as to the form and method of exchange of the Offered Notes. Additionally, Offered Notes may be represented in whole or in part by global notes and, if so represented, ownership of beneficial interests in such global notes will be shown on, and transfers thereof will be effected only through, records maintained by a designated depository and its participants.

INTEREST AND PAYMENT

     Reference is made to the Prospectus Supplement for the interest rate or rates (which may be either fixed or variable) and/or the method of determination of such rate or rates of the Offered Notes and the date or dates on which such interest is payable. Unless otherwise specified in the Prospectus Supplement, principal and interest are payable at Chemical Bank, 450 W. 33rd Street, New York, New York 10001.

REDEMPTION

     Reference is made to the Prospectus Supplement and to "Replacement Fund" below.

REPLACEMENT FUND

     The Company is required to deposit with the Trustee annually, for a Replacement Fund, the sum of the replacement requirements (as defined) for all years beginning with 1949 and ending with the last calendar year preceding the date of the deposit, after deducting therefrom (1) the aggregate original cost of all fixed property (electric) retired during such period, which amount shall not exceed the aggregate of the gross amounts of additional property (electric) acquired or constructed by the Company during the same period; and (2) the aggregate amount of cash theretofore deposited by the Company with the Trustee, or which would have been required to be so deposited except for permitted reductions, under the Replacement Fund.

     The "replacement requirement" in respect of any year is 2 1/2% of the average "amount of depreciable fixed property" (electric) as at the beginning and end of such year but shall not exceed the depreciation or retirement charges permitted by any governmental authority, or the amount deductible as depreciation or similar expense for Federal income tax purposes. The "amount of depreciable fixed property" (electric) is the amount by which the sum of $192,913,385, plus the aggregate gross amount of all depreciable additional property (electric) acquired or constructed by the Company from January 1, 1949 to the date as of which such amount is determined, exceeds the original cost of all depreciable fixed property (electric) retired during such period or released from the lien of the Mortgage.

     Upon application of the Company, the amount of cash at any time required to be deposited in the Replacement Fund may be reduced, and any cash previously so deposited and then held by the Trustee may be withdrawn, (1) in an amount equal to 150% of the principal amount of Bonds previously authenticated and delivered under the Mortgage, or refundable prior lien bonds, which shall be deposited with the Trustee and on the basis of which the Company would otherwise have been entitled to the authentication and delivery of additional Bonds; and (2) in an amount equal to 150% of the principal amount of Bonds to the authentication and delivery of which the Company would otherwise be entitled on the basis of additional property (electric).

     Upon application of the Company, the Trustee shall apply cash deposited in the Replacement Fund (and not theretofore withdrawn by the Company) to the payment, purchase or redemption of Bonds issued under the Mortgage or to the purchase of refundable prior lien bonds.

     The Company has never deposited any cash with the Trustee pursuant to the Replacement Fund. If any cash should be deposited in the future, the Company has agreed not to apply such cash to the redemption of the Notes as long as any of the Bonds presently outstanding remain outstanding.

SECURITY

     The Mortgage creates a continuing lien to secure the payment of the principal of, and interest on, all Bonds issued thereunder, which are in all respects equally and ratably secured without preference, priority or distinction. The lien of the Mortgage covers substantially all of the properties (real, personal and mixed) and franchises of the Company, whether now owned or hereafter acquired, with certain exceptions including certain after-acquired non-electric properties, cash, accounts receivable, choses in action, inventories of materials and supplies, merchandise held for sale, securities held by the Company, certain after-acquired property not useful in the Company's electric business and certain after-acquired franchises.

     The lien of the Mortgage is subject to certain permitted liens and to liens which may exist upon properties acquired subsequent to the making of the Mortgage to the extent of the amounts of prior lien bonds secured by such properties (which shall not exceed 75% of the cost or value thereof) and additions thereto.

ISSUANCE OF ADDITIONAL BONDS

     The aggregate amount of Bonds which may be issued under the Mortgage is unlimited. The Bonds of each series shall be of such denominations, date, maturity and interest rate, and may have such redemption or sinking fund provisions and such other terms as the Company may determine.

     Subject to the provisions of the Mortgage, additional Bonds may be authenticated and delivered in an aggregate principal amount not exceeding (1) the amount of cash deposited with the Trustee therefor, (2) the amount of previously authenticated and delivered Bonds and/or refundable prior lien bonds retired or to be retired and which, with certain exceptions, are deposited with the Trustee therefor, or (3) as to additional property (electric) certified to the Trustee subsequent to February 18, 1949, 66 2/3% of the aggregate of the net amounts thereof.

     No additional Bonds may be authenticated and delivered under the Mortgage, other than certain types of refunding Bonds, unless the Company's available net earnings for twelve consecutive calendar months within the fifteen calendar months immediately preceding shall have been at least twice the amount of the annual interest charges on all Bonds outstanding under the Mortgage, including the Bonds applied for, and on all outstanding prior lien bonds not held by the Trustee under the Mortgage.

     The Company may not apply for the authentication and delivery of any Bonds
(1) in an aggregate principal amount exceeding $26 million on the basis of additional property (electric) acquired or constructed prior to January 1, 1949, or (2) on the basis of Bonds or prior lien bonds paid, purchased or redeemed prior to February 1, 1949; and the Company may not certify any additional property (electric) which is subject to the lien of any prior lien bonds for the purpose of establishing such prior lien bonds as refundable if the aggregate principal amount of such prior lien bonds exceeds 66 2/3% of the net amount of such additional property subject to the lien of such prior lien bonds.

RELEASE PROVISIONS

     The Mortgage permits the Company to dispose of certain property and take certain other actions without release by the Trustee, and permits mortgaged property to be released upon the deposit of cash or equivalent consideration equal to the value of the property to be released. The Mortgage contains provisions under which, in certain events and within certain limitations, cash received by the Trustee (other than for the Replacement Fund or as the basis for the issuance of Bonds) shall be paid out by the Trustee upon application of the Company.

     Cash deposited with the Trustee for the Replacement Fund may be withdrawn by the Company as outlined under the subcaption "Replacement Fund" above. Cash deposited with the Trustee as the basis for the issuance of Bonds may be withdrawn by the Company, upon application to the Trustee, in an amount equal to the aggregate principal amount of any Bonds, the authentication and delivery of which the Company shall have become entitled to on the basis of additional property (electric), on the basis of Bonds previously authenticated and delivered, or on the basis of refundable prior lien bonds.

AMENDMENTS OF MORTGAGE

     Amendments of the Mortgage may be made with the consent of the holders of 66 2/3% of the Bonds; but no amendment shall affect the terms of payment of the principal at maturity of, or the interest or premium on, any Bond or affect the rights of Bondholders to sue to enforce any such payment at maturity, or reduce the percentage required to effect a valid amendment; nor shall any amendment affect the rights under the Mortgage of the holders of less than all of the series of Bonds outstanding unless consented to by the holders of 66 2/3% of the Bonds of each of the series so affected.

     The covenants to be included in the supplemental indenture for the Notes will be solely for the benefit of holders of such Notes and may be modified by written consent or affirmative vote of holders of 66 2/3% of such Notes outstanding without the consent of Bondholders of any other series.

DEFAULT

     The Trustee may, and upon written request by the holders of not less than a majority of the outstanding Bonds shall, declare the principal of all outstanding Bonds due upon the happening of any of the events of default specified in the Mortgage, but the holders of a majority of the outstanding Bonds may waive such default and rescind any declaration if such default has been cured. The Trustee is under no obligation to exercise any of its powers at the request of any of the holders of the Bonds unless such Bondholders have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities to be incurred therein or thereby. The holders of a majority in principal amount of the Bonds outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, and the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with any such direction.

     Events of default are defined in the Mortgage as including (a) default in the payment of principal, (b) default for 60 days in the payment of interest,
(c) default in the performance of any other covenants in the Mortgage continuing for a period of 60 days after notice by the Trustee or by the holders of not less than 10% in principal amount of the Bonds then outstanding, and (d) certain events in bankruptcy or insolvency. The Company is required to furnish annually to the Trustee a certificate in respect of compliance or non-compliance by the Company with the covenants of the Mortgage.

CONCERNING THE TRUSTEE

     The Trustee, Chemical Bank, is a participant in the Company's $355 million credit facility under which Chemical Bank's commitment is $25 million.

                              PLAN OF DISTRIBUTION

     The Company may sell the Notes being offered hereby: (i) directly to purchasers, (ii) through agents, (iii) through underwriters, (iv) through dealers, or (v) through a combination of any such methods of sale.

     The distribution of the Notes may be effected from time to time in one or more transactions: (i) at a fixed price or prices, which may be changed, (ii) at market prices prevailing at the time of sale, (iii) at prices related to such prevailing market prices, or (iv) at negotiated prices.

     Offers to purchase the Notes may be solicited directly by the Company or by agents designated by the Company from time to time. Any such agent, which may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), involved in the offer or sale of the Notes in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Agents may engage in transactions with or perform services for the Company in the ordinary course of business.

     If an underwriter or underwriters are utilized in the sale, the Company will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Notes in respect of which this Prospectus is delivered to the public.

     If a dealer is utilized in the sale of the Notes in respect of which this Prospectus is delivered, the Company will sell such Notes to the dealer, as principal. The dealer may then resell such Notes to the public at varying prices to be determined by such dealer at the time of resale.

     Underwriters, dealers, agents and other persons may be entitled, under agreements which may be entered into with the Company, to indemnification against certain civil liabilities, including liabilities under the Securities Act.

                                    EXPERTS

     The financial statements included in the Company's annual report on Form 10-K, which are incorporated herein by reference, have been audited by Deloitte & Touche LLP, as stated in their report appearing therein, and are incorporated herein in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

     The validity of the Notes will be passed upon for the Company by Steve C. Griffith, Jr., Esq., Charlotte, North Carolina, and by Dewey Ballantine, New York, New York, and for the agents or underwriters by Brown & Wood, New York, New York. In giving their opinions Dewey Ballantine and Brown & Wood may rely as to matters of local law upon the opinion of Mr. Griffith, who is a Director and Vice Chairman of the Board and the General Counsel of the Company. Mr. Griffith owns 43,668 shares of Common Stock of the Company, including 42,498 shares held under the Stock Purchase-Savings Program for Employees and the Employees' Stock Ownership Plan.

                            ------------------------

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IN CONNECTION WITH AN OFFER MADE BY THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON, UNDERWRITER, DEALER OR AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                    L O G O

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION (ESTIMATED):

          SEC Filing Fee*................................................  $ 26,897
          Trustee Fees...................................................    20,000
          Printing and Engraving Costs...................................    20,000
          Legal Fees and Expenses........................................    40,000
          Accounting Fees................................................     6,000
          Blue Sky Fees and Expenses.....................................     3,500
          Rating Agency Fees.............................................    50,500
          Miscellaneous..................................................     3,103
                                                                           --------
                    Total................................................  $170,000
                                                                           ========

- ---------------

* Actual

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act and the By-Laws of the Company permit indemnification of the registrant's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933 (Act). In addition, the registrant has purchased insurance permitted by the law of North Carolina on behalf of directors, officers, employees or agents which may cover liabilities under the Act.

ITEM 16.  EXHIBITS.

     Exhibits filed herewith:

       EXHIBIT
       NUMBER
- ---------------------
           5       -- Opinion of Steve C. Griffith, Jr., Esq.
          12       -- Computation of Ratio of Earnings to Fixed Charges.
          23(A)    -- Independent Auditors' Consent.
          23(B)    -- Consent of Steve C. Griffith, Jr., Esq. (included in Exhibit 5).
          23(C)    -- Consent of Dewey Ballantine.
          24(A)    -- Copy of power of attorney authorizing Ellen T. Ruff and others to sign the registration statement on behalf of the registrant and certain of its directors and officers.
          24(B)    -- Certified copy of resolution of the Board of Directors of the registrant authorizing power of attorney.

     Exhibits incorporated herein by reference:

       EXHIBIT
       NUMBER
- ---------------------
           1       -- Form of Distribution Agreement relating to the Notes (filed with Form
                        S-3, File No. 33-33839, effective April 5, 1990, as Exhibit 1).
           4-A-1   -- Form of the Fixed Rate Notes will be substantially as set forth on pages
                        12 through 19 and the form of the Floating Rate Notes will be substantially as set forth on pages 20 through 32 of Exhibit 4-B-60 hereto.
           4-B-1   -- First and Refunding Mortgage from registrant to Guaranty Trust Company of New York, Trustee, dated as of December 1, 1927 (filed with Form
                        S-1, File No. 2-7224, effective October 15, 1947, as Exhibit 7(a)).
           4-B-2   -- Supplemental Indenture, dated as of March 12, 1930, supplementing said
                        Mortgage (filed with Form S-1, File No. 2-7224, effective October 15,
                        1947, as Exhibit 7(b)).

       EXHIBIT
       NUMBER
- ---------------------
           4-B-3   -- Supplemental Indenture, dated as of July 1, 1935, supplementing said
                        Mortgage (filed with Form S-1, File No. 2-7224, effective October 15,
                        1947, as Exhibit 7(c)).
           4-B-4   -- Supplemental Indenture, dated as of December 1, 1935, supplementing said
                        Mortgage (filed with Form S-1, File No. 2-7224, effective October 15,
                        1947, as Exhibit 7(d)).
           4-B-5   -- Supplemental Indenture, dated as of September 1, 1936, supplementing said Mortgage (filed with Form S-1, File No. 2-7224, effective October
                        15, 1947, as Exhibit 7(e)).
           4-B-6   -- Supplemental Indenture, dated as of January 1, 1941, supplementing said
                        Mortgage (filed with Form S-1, File No. 2-7224, effective October 15,
                        1947, as Exhibit 7(f)).
           4-B-7   -- Supplemental Indenture, dated as of April 1, 1944, supplementing said
                        Mortgage (filed with Form S-1, File No. 2-7224, effective October 15,
                        1947, as Exhibit 7(g)).
           4-B-8   -- Supplemental Indenture, dated as of September 1, 1947, supplementing said Mortgage (filed with Form S-1, File No. 2-7224, effective October
                        15, 1947, as Exhibit 7(h)).
           4-B-9   -- Supplemental Indenture, dated as of September 8, 1947, supplementing said Mortgage (filed with Form S-1, File No. 2-10401, effective August
                        21, 1953, as Exhibit 4-B-9).
           4-B-10  -- Supplemental Indenture, dated as of February 1, 1949, supplementing said
                        Mortgage (filed with Form S-1, File No. 2-7808, effective February 3,
                        1949, as Exhibit 7(j)).
           4-B-11  -- Supplemental Indenture, dated as of March 1, 1949, supplementing said
                        Mortgage (filed with Form S-1, File No. 2-8877, effective April 6,
                        1951, as Exhibit 7(k)).
           4-B-12  -- Supplemental Indenture, dated as of April 1, 1951, supplementing said
                        Mortgage (filed with Form S-1, File No. 2-8877, effective April 6,
                        1951, as Exhibit 7(l)).
           4-B-13  -- Supplemental Indenture, dated as of September 1, 1953, supplementing said Mortgage (filed with Form S-1, File No. 2-10401, effective August
                        21, 1953, as Exhibit 4-B-13).
           4-B-14  -- Supplemental Indenture, dated as of October 1, 1954, supplementing said
                        Mortgage (filed with Form S-9, File No. 2-11297, effective December
                        30, 1954, as Exhibit 2-B-14).
           4-B-15  -- Supplemental Indenture, dated as of January 1, 1955, supplementing said
                        Mortgage (filed with Form S-9, File No. 2-11297, effective December
                        30, 1954, as Exhibit 2-B-15).
           4-B-16  -- Supplemental Indenture, dated as of May 1, 1956, supplementing said
                        Mortgage (filed with Form S-9, File No. 2-12402, effective April 26,
                        1956, as Exhibit 2-B-16).
           4-B-17  -- Supplemental Indenture, dated as of January 1, 1960, supplementing said
                        Mortgage (filed with Form 10, effective June 29, 1961, as Exhibit
                        3-B-18).
           4-B-18  -- Supplemental Indenture, dated as of February 1, 1960, supplementing said
                        Mortgage (filed with Form 10, effective June 29, 1961, as Exhibit
                        3-B-19).
           4-B-19  -- Supplemental Indenture, dated as of February 1, 1962, supplementing said
                        Mortgage (filed with Form S-9, File No. 2-20577, effective August 16,
                        1962, as Exhibit 2-B-20).
           4-B-20  -- Supplemental Indenture, dated as of August 1, 1962, supplementing said
                        Mortgage (filed with Form S-1, File No. 2-25367, effective August 23,
                        1966, as Exhibit 4-B-19).
           4-B-21  -- Supplemental Indenture, dated as of June 15, 1964, supplementing said
                        Mortgage (filed with Form S-1, File No. 2-25367, effective August 23,
                        1966, as Exhibit 4-B-20).
           4-B-22  -- Supplemental Indenture, dated as of February 1, 1965, supplementing said
                        Mortgage (filed with Form S-1, File No. 2-25367, effective August 23,
                        1966, as Exhibit 4-B-21).

       EXHIBIT
       NUMBER
- ---------------------
           4-B-23  -- Supplemental Indenture, dated as of April 1, 1967, supplementing said
                        Mortgage (filed with Form S-9, File No. 2-28023, effective February
                        15, 1968, as Exhibit 2-B-25).
           4-B-24  -- Supplemental Indenture, dated as of February 1, 1968, supplementing said
                        Mortgage (filed with Form S-9, File No. 2-31304, effective January 21,
                        1969, as Exhibit 2-B-26).
           4-B-25  -- Supplemental Indenture, dated as of February 1, 1969, supplementing said
                        Mortgage (filed with Form S-7, File No. 2-34289, effective August 27,
                        1969, as Exhibit 2-B-27).
           4-B-26  -- Supplemental Indenture, dated as of September 1, 1969, supplementing said Mortgage (filed with Form S-7, File No. 2-36095, effective
                        February 16, 1970, as Exhibit 2-B-39).
           4-B-27  -- Supplemental Indenture, dated as of March 1, 1970, supplementing said
                        Mortgage (filed with Form S-7, File No. 2-37953, effective July 28,
                        1970, as Exhibit 2-B-42).
           4-B-28  -- Supplemental Indenture, dated as of August 1, 1970, supplementing said
                        Mortgage (filed with Form S-7, File No. 2-39451, effective March 4,
                        1971, as Exhibit 2-B-28).
           4-B-29  -- Supplemental Indenture, dated as of March 1, 1971, supplementing said
                        Mortgage (filed with Form S-7, File No. 2-42404, effective December 7,
                        1971, as Exhibit 2-B-29).
           4-B-30  -- Supplemental Indenture, dated as of December 1, 1971, supplementing said
                        Mortgage (filed with Form S-7, File No. 2-43122, effective March 7,
                        1972, as Exhibit 2-B-30).
           4-B-31  -- Supplemental Indenture, dated as of April 1, 1972, supplementing said
                        Mortgage (filed with Form S-7, File No. 2-46208, effective November
                        20, 1972, as Exhibit 2-B-31).
           4-B-32  -- Supplemental Indenture, dated as of December 1, 1972, supplementing said
                        Mortgage (filed with Form S-7, File No. 2-48058, effective June 5,
                        1973, as Exhibit 2-B-32).
           4-B-33  -- Supplemental Indenture, dated as of June 1, 1973, supplementing said
                        Mortgage (filed with Form S-7, File No. 2-49333, effective November 5,
                        1973, as Exhibit 2-B-33).
           4-B-34  -- Supplemental Indenture, dated as of November 1, 1973, supplementing said
                        Mortgage (filed with Form S-7, File No. 2-50493, effective April 25,
                        1974, as Exhibit 2-B-34).
           4-B-35  -- Supplemental Indenture, dated as of May 1, 1974, supplementing said
                        Mortgage (filed with Form S-7, File No. 2-52669, effective February
                        11, 1975, as Exhibit 2-B-35).
           4-B-36  -- Supplemental Indenture, dated as of February 1, 1975, supplementing said
                        Mortgage (filed with Form S-7, File No. 2-57118, effective October 5,
                        1976, as Exhibit 2-B-36).
           4-B-37  -- Supplemental Indenture, dated as of July 1, 1975, supplementing said
                        Mortgage (filed with Form S-7, File No. 2-57118, effective October 5,
                        1976, as Exhibit 2-B-37).
           4-B-38  -- Supplemental Indenture, dated as of October 1, 1976, supplementing said
                        Mortgage (filed with Form S-7, File No. 2-59494, effective August 10,
                        1977, as Exhibit 2-B-38).
           4-B-39  -- Supplemental Indenture, dated as of September 1, 1977, supplementing said Mortgage (filed with Form S-7, File No. 2-61995, effective July
                        26, 1978, as Exhibit 2-B-39).
           4-B-40  -- Supplemental Indenture, dated as of August 1, 1978, supplementing said
                        Mortgage (filed with Form S-7, File No. 2-64541, effective June 7,
                        1979, as Exhibit 2-B-40).

       EXHIBIT
       NUMBER
- ---------------------
           4-B-41  -- Supplemental Indenture, dated as of June 1, 1979, supplementing said
                        Mortgage (filed with Form S-7, File No. 2-65371, effective October 2,
                        1979, as Exhibit 2-B-41).
           4-B-42  -- Supplemental Indenture, dated as of October 1, 1979, supplementing said
                        Mortgage (filed with Form S-7, File No. 2-66659, effective March 12,
                        1980, as Exhibit 2-B-42).
           4-B-43  -- Supplemental Indenture, dated as of March 1, 1980, supplementing said
                        Mortgage (filed with Form S-16, File No. 2-68571, effective August 19,
                        1980, as Exhibit 2-B-43).
           4-B-44  -- Supplemental Indenture, dated as of August 1, 1980, supplementing said
                        Mortgage (filed with Form S-16, File No. 2-75951, effective February
                        23, 1982, as Exhibit 2-B-44).
           4-B-45  -- Supplemental Indenture, dated as of March 1, 1982, supplementing said
                        Mortgage (filed with Form S-3, File No. 2-78882, effective August 30,
                        1982, as Exhibit 4-B-45).
           4-B-46  -- Supplemental Indenture, dated as of September 1, 1982, supplementing said Mortgage (filed with Form S-3, File No. 2-95931, effective April
                        1, 1985, as Exhibit 4-B-46).
           4-B-47  -- Supplemental Indenture, dated as of May 1, 1983, supplementing said
                        Mortgage (filed with Form S-3, File No. 2-95931, effective April 1,
                        1985, as Exhibit 4-B-47).
           4-B-48  -- Supplemental Indenture, dated as of September 1, 1983, supplementing said Mortgage (filed with Form S-3, File No. 2-95931, effective April
                        1, 1985, as Exhibit 4-B-48).
           4-B-49  -- Supplemental Indenture, dated as of September 1, 1984, supplementing said Mortgage (filed with Form S-3, File No. 2-95931, effective April
                        1, 1985, as Exhibit 4-B-49).
           4-B-50  -- Supplemental Indenture, dated as of March 1, 1985, supplementing said
                        Mortgage (filed with Form S-3, File No. 2-95931, effective April 1,
                        1985, as Exhibit 4-B-50).
           4-B-51  -- Supplemental Indenture, dated as of December 1, 1985, supplementing said
                        Mortgage (filed with Form S-3, File No. 33-5163, effective May 2,
                        1986, as Exhibit 4-B-51).
           4-B-52  -- Supplemental Indenture, dated as of April 1, 1986, supplementing said
                        Mortgage (filed with Form S-3, File No. 33-5163, effective May 2,
                        1986, as Exhibit 4-B-52).
           4-B-53  -- Supplemental Indenture, dated as of May 1, 1986, supplementing said
                        Mortgage (filed with Form 10-K for the year ended December 31, 1986,
                        File No. 1-4928, as Exhibit 4-B-53).
           4-B-54  -- Supplemental Indenture, dated as of June 1, 1986, supplementing said
                        Mortgage (filed with Form 10-K for the year ended December 31, 1986,
                        File No. 1-4928, as Exhibit 4-B-54).
           4-B-55  -- Supplemental Indenture, dated as of February 1, 1987, supplementing said
                        Mortgage (filed with Form 10-K for the year ended December 31, 1986,
                        File No. 1-4928, as Exhibit 4-B-55).
           4-B-56  -- Supplemental Indenture, dated as of February 15, 1987, supplementing said Mortgage (filed with Form 10-K for the year ended December 31,
                        1986, File No. 1-4928, as Exhibit 4-B-56).
           4-B-57  -- Supplemental Indenture, dated as of March 1, 1987, supplementing said
                        Mortgage (filed with Form 10-K for the year ended December 31, 1986,
                        File No. 1-4928, as Exhibit 4-B-57).
           4-B-58  -- Supplemental Indenture, dated as of October 1, 1987, supplementing said
                        Mortgage (filed with Form 10-K for the year ended December 31, 1987,
                        File No. 1-4928, as Exhibit 4-B-58).

       EXHIBIT
       NUMBER
- ---------------------
           4-B-59  -- Supplemental Indenture, dated as of February 1, 1990, supplementing said
                        Mortgage (filed with Form 10-K for the year ended December 31, 1989,
                        File No. 1-4928, as Exhibit 4-B-59).
           4-B-60  -- Supplemental Indenture, dated as of March 1, 1990, supplementing said
                        Mortgage (filed with Form 10-K for the year ended December 31, 1990,
                        File No. 1-4928, as Exhibit 4-B-60).
           4-B-61  -- Supplemental Indenture, dated as of May 1, 1990, supplementing said
                        Mortgage (filed with Form 10-K for the year ended December 31, 1990,
                        File No. 1-4928, as Exhibit 4-B-61).
           4-B-62  -- Supplemental Indenture, dated as of May 15, 1990, supplementing said
                        Mortgage (filed with Form 10-K for the year ended December 31, 1990,
                        File No. 1-4928, as Exhibit 4-B-62).
           4-B-63  -- Supplemental Indenture, dated as of March 1, 1991, supplementing said
                        Mortgage (filed with Form 10-K for the year ended December 31, 1990,
                        File No. 1-4928, as Exhibit 4-B-63).
           4-B-64  -- Supplemental Indenture, dated as of July 1, 1991, supplementing said
                        Mortgage (filed with Form S-3, File No. 33-45501, effective February
                        13, 1992, as Exhibit 4-B-64).
           4-B-65  -- Supplemental Indenture, dated as of December 1, 1991, supplementing said
                        Mortgage (filed with Form S-3, File No. 33-45501, effective February
                        13, 1992, as Exhibit 4-B-65).
           4-B-66  -- Supplemental Indenture, dated as of March 1, 1992, supplementing said
                        Mortgage (filed with Form 10-K for the year ended December 31, 1991,
                        File No. 1-4928, as Exhibit 4-B-66).
           4-B-67  -- Supplemental Indenture, dated as of June 1, 1992, supplementing said
                        Mortgage (filed with Form S-3, File No. 33-50592, effective August 11,
                        1992, as Exhibit 4-B-67).
           4-B-68  -- Supplemental Indenture, dated as of July 1, 1992, supplementing said
                        Mortgage (filed with Form S-3, File No. 33-50592, effective August 11,
                        1992, as Exhibit 4-B-68).
           4-B-69  -- Supplemental Indenture, dated as of September 1, 1992, supplementing said Mortgage (filed with Form S-3, File No. 33-53308, effective
                        November 24, 1992, as Exhibit 4-B-69).
           4-B-70  -- Supplemental Indenture, dated as of February 1, 1993, supplementing said
                        Mortgage (filed with Form 10-K for the year ended December 31, 1992,
                        File No. 1-4928, as Exhibit 4-B-70).
           4-B-71  -- Supplemental Indenture, dated as of March 1, 1993, supplementing said
                        Mortgage (filed with Form S-3, File No. 33-59448, effective March 17,
                        1993, as Exhibit 4-B-71).
           4-B-72  -- Supplemental Indenture, dated as of April 1, 1993, supplementing said
                        Mortgage (filed with Form S-3, File No. 33-50543, effective October
                        20, 1993, as Exhibit 4-B-72).
           4-B-73  -- Supplemental Indenture, dated as of May 1, 1993, supplementing said
                        Mortgage (filed with Form S-3, File No. 33-50543, effective October
                        20, 1993, as Exhibit 4-B-73).
           4-B-74  -- Supplemental Indenture, dated as of June 1, 1993, supplementing said
                        Mortgage (filed with Form S-3, File No. 33-50543, effective October
                        20, 1993, as Exhibit 4-B-74).
           4-B-75  -- Supplemental Indenture, dated as of July 1, 1993, supplementing said
                        Mortgage (filed with Form S-3, File No. 33-50543, effective October
                        20, 1993, as Exhibit 4-B-75).
           4-B-76  -- Supplemental Indenture, dated as of August 1, 1993, supplementing said
                        Mortgage (filed with Form S-3, File No. 33-50543, effective October
                        20, 1993, as Exhibit 4-B-76).

       EXHIBIT
       NUMBER
- ---------------------
           4-B-77  -- Supplemental Indenture, dated as of August 20, 1993, supplementing said
                        Mortgage (filed with Form S-3, File No. 33-50543, effective October
                        20, 1993, as Exhibit 4-B-77).
           4-B-78  -- Supplemental Indenture, dated as of May 1, 1994, supplementing said
                        Mortgage (filed with Form 10-K for the year ended December 31, 1994,
                        File No. 1-4928, as Exhibit 4-B-78).
           4-B-79  -- Supplemental Indenture, dated as of November 1, 1994, supplementing said
                        Mortgage (filed with Form 10-K for the year ended December 31, 1994,
                        File No. 1-4928, as Exhibit 4-B-79).
           4-B-80  -- Supplemental Indenture, dated as of August 1, 1995, supplementing said
                        Mortgage (filed with Form 10-K for the year ended December 31, 1995,
                        File No. 1-4928, as Exhibit 4-B-80).
           4-C     -- Instrument of Resignation, Appointment and Acceptance among the registrant, Morgan Guaranty Trust Company of New York, as Trustee, and
                        Chemical Bank, as Successor Trustee, dated as of August 30, 1994
                        (filed with Form 10-K for the year ended December 31, 1994, File No.
                        1-4928, as Exhibit 4-C).

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     provided, however, that the undertakings set forth in paragraphs (i) and
     (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described in Item 15 above or in contractual arrangements pursuant thereto, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT THERETO TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHARLOTTE AND STATE OF NORTH CAROLINA, ON THE 17TH DAY OF APRIL, 1996.

                                          DUKE POWER COMPANY
                                            Registrant

                                               By: W. H. GRIGG
                                               -------------------------
                                               Chairman of the Board and
                                               Chief Executive Officer

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT OR AMENDMENT THERETO HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

            SIGNATURE                                TITLE                            DATE
- ---------------------------------
     W. H. GRIGG                    Chairman of the Board and                   April 17, 1996
                                      Chief Executive Officer
                                      (Principal Executive Officer)
     RICHARD J. OSBORNE             Senior Vice President and                   April 17, 1996
                                      Chief Financial Officer
                                      (Principal Financial Officer)
     JEFFREY L. BOYER               Controller (Principal                       April 17, 1996
                                      Accounting Officer)
     G. ALEX BERNHARDT
     CRANDALL C. BOWLES
     ROBERT J. BROWN
     W. A. COLEY
     STEVE C. GRIFFITH, JR.
     W. H. GRIGG
     GEORGE DEAN JOHNSON, JR.       A majority of the Directors                 April 17, 1996
     W. W. JOHNSON
     MAX LENNON
     JAMES G. MARTIN
     BUCK MICKEL
     R. B. PRIORY
     RUSSELL M. ROBINSON, II

     ELLEN T. RUFF, by signing her name hereto, does hereby sign this document on behalf of the registrant and on behalf of each of the above-named persons pursuant to a power of attorney duly executed by the registrant and such persons, filed with the Securities and Exchange Commission as an exhibit hereto.

                                                       ELLEN T. RUFF
                                                       ----------------
                                                       ELLEN T. RUFF
                                                       Attorney-in-fact

                                                                      EXHIBIT 12

                               DUKE POWER COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN THOUSANDS)

                                                                                YEAR ENDED DECEMBER 31,
                                                             --------------------------------------------------------------
                                                                1995         1994         1993         1992         1991
                                                             ----------   ----------   ----------   ----------   ----------
Earnings Before Income Taxes...............................  $1,180,979   $1,035,895   $1,036,392   $  812,053   $  876,641
Fixed Charges..............................................     299,633      278,117      281,428      326,575      310,030
                                                             ----------   ----------   ----------   ----------   ----------
            Total..........................................  $1,480,612   $1,314,012   $1,317,820   $1,138,628   $1,186,671
                                                              =========    =========    =========    =========    =========
Fixed Charges
    Interest on long-term debt.............................  $  253,058   $  237,063   $  243,047   $  257,149   $  269,419
    Other interest.........................................      21,143       16,814       17,704       47,239       23,947
    Amortization of debt discount,
      premium, and expense.................................      16,239       16,340       13,300        8,497        5,243
    Interest component of rentals..........................       9,193        7,900        7,377       13,690       11,421
                                                             ----------   ----------   ----------   ----------   ----------
            Fixed Charges..................................  $  299,633   $  278,117   $  281,428   $  326,575   $  310,030
                                                              =========    =========    =========    =========    =========
Ratio of Earnings to Fixed Charges.........................        4.94         4.72         4.68         3.49         3.83

                                                                   EXHIBIT 23(A)

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 33-50715 on Form S-3 of Duke Power Company and to the incorporation by reference in this Registration Statement on Form S-3 of Duke Power Company of our report dated February 9, 1996 appearing in the annual report on Form 10-K of Duke Power Company for the year ended December 31, 1995 and to the reference to us under the heading "Experts" in the Prospectus which is a part of these Registration Statements.

DELOITTE & TOUCHE LLP
- ----------------------
DELOITTE & TOUCHE LLP

Charlotte, North Carolina
April 17, 1996

                                                                   EXHIBIT 23(B)

                               CONSENT OF COUNSEL

     The consent of Steve C. Griffith, Jr., Esq. is contained in his opinion filed as Exhibit 5 to this Registration Statement.

                                                                   EXHIBIT 23(C)

     We hereby consent to the reference to our firm under the heading "Legal Opinions" in the Prospectus forming a part of this Registration Statement. In giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder.

DEWEY BALLANTINE
- -------------------
DEWEY BALLANTINE

New York, New York
April 17, 1996

                                 EXHIBIT INDEX

       EXHIBIT
       NUMBER                                         EXHIBIT
- --------------------- ------------------------------------------------------------------------
           5       -- Opinion of Steve C. Griffith, Jr., Esq.
          12       -- Computation of Ratio of Earnings to Fixed Charges (see page II-9 of
                        Registration Statement).
          23(A)    -- Independent Auditors' Consent (see page II-10 of Registration
                        Statement).
          23(B)    -- Consent of Steve C. Griffith, Jr., Esq. (included in Exhibit 5 -- see page II-11 of Registration Statement).
          23(C)    -- Consent of Dewey Ballantine (see page II-12 of Registration Statement).
          24(A)    -- Copy of power of attorney authorizing Ellen T. Ruff and others to sign the registration statement on behalf of the registrant and certain of its directors and officers.
          24(B)    -- Certified copy of resolution of the Board of Directors of the registrant authorizing power of attorney.